1933 Act File No. 333-167730

As filed with the Securities and Exchange Commission on April 29, 2013

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM N-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PRE-EFFECTIVE AMENDMENT NO. __
POST-EFFECTIVE AMENDMENT NO. 3

CORPORATE CAPITAL TRUST, INC.
(Exact name of registrant as specified in charter)

450 S. Orange Avenue
Orlando, Florida 32801
(Address of principal executive offices)

(866) 745-3797
(Registrant’s telephone number, including area code)

Andrew A. Hyltin
Chief Executive Officer
CORPORATE CAPITAL TRUST, INC.
CNL Center at City Commons
450 S. Orange Avenue
Orlando, Florida 32801
Telephone:  (866) 745-3793
(Name and Address of Agent for Service of Process)

COPIES TO:

RICHARD E. BALTZ, ESQ.
DARREN C. SKINNER, ESQ.
Arnold & Porter LLP
555 Twelfth Street, N.W.
Washington, DC 20004-1206
(202) 942-5000

APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING:

From time to time after the effective date of this registration statement.

If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, as amended, other than securities offered in connection with a dividend reinvestment plan, check the following box.  ☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 3 to the Registration Statement on Form N-2 (File No. 333- 167730) of Corporate Capital Trust, Inc. (as amended, the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing Exhibit (n)(3) to the Registration Statement.  No changes have been made to Part A, Part B or Part C of the Registration Statement, other than Item 25(2) of Part C as set forth below.  Accordingly, this Post-Effective Amendment No. 3 consists only of the facing page, this explanatory note, and Item 25(2) of the Registration Statement setting forth the exhibits to the Registration Statement.  Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 3 shall become effective immediately upon filing with the Securities and Exchange Commission.  The contents of the Registration Statement are hereby incorporated by reference.

Part C: Other Information

Item 25.	Financial Statements and Exhibits

(2)	Exhibits

(a)	Second Amended and Restated Articles of Incorporation of the Registrant. (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 8, 2012.
(b)
Amended and Restated Bylaws of the Registrant (Incorporated by reference to Exhibit 2(b) filed with Pre-Effective Amendment No. 3 to the Company’s registration statement on Form N-2 (File No. 333-167730) filed on March 29, 2011.)

(d)
Form of Subscription Agreement (Incorporated by reference to Exhibit 2(d) filed with Pre-Effective Amendment No. 2 to the Company’s registration statement on Form N-2 (File No. 333-167730) filed on February 18, 2011.)

(e)
Form of Distribution Reinvestment Plan (Incorporated by reference to Exhibit 2(e) filed with Pre-Effective Amendment No. 2 to the Company’s registration statement on Form N-2 (File No. 333-167730) filed on February 18, 2011.)

(g)(1)
Investment Advisory Agreement by and between the Registrant and CNL Fund Advisors Company (Incorporated by reference to Exhibit 2(g)(1) filed with Pre-Effective Amendment No. 3 to the Company’s registration statement on Form N-2 (File No. 333-167730) filed on March 29, 2011.)

(g)(2)
Sub-Advisory Agreement by and among the Registrant, CNL Fund Advisors Company and KKR Asset Management LLC (Incorporated by reference to Exhibit 2(g)(2) filed with Pre-Effective Amendment No. 3 to the Company’s registration statement on Form N-2 (File No. 333-167730) filed on March 29, 2011.)

(g)(3)	Investment Management Agreement between the Registrant and CCT Funding LLC (Incorporated by reference to Exhibit 10.18 to the Company’s Quarterly Report on Form 10-Q filed on November 10, 2011.)
(g)(4)
Amendment No. 1 to Investment Advisory Agreement by and between the Registrant and CNL Fund Advisors Company (Incorporated by reference to Exhibit 10.19 to the Company’s Annual Report on Form 10-K filed on March 16, 2012.)

(h)(1)
Form of Managing Dealer Agreement by and between the Registrant and CNL Securities Corp. (Incorporated by reference to Exhibit 2(h)(1) filed with Pre-Effective Amendment No. 2 to the Company’s registration statement on Form N-2 (File No. 333-167730) filed on February 18, 2011.)

(h)(2)
Form of Participating Broker Agreement (Incorporated by reference to Exhibit 2(h)(2) filed with Pre-Effective Amendment No. 2 to the Company’s registration statement on Form N-2 (File No. 333-167730) filed on February 18, 2011.)

(h)(3)
Selected Dealer Agreement among the Registrant, CNL Securities Corp., CNL Fund Advisors Company, CNL Financial Group, LLC, KKR Asset Management LLC and Ameriprise Financial Services, Inc. (Incorporated by reference to Exhibit 10.12 to the Company’s Quarterly Report on Form 10-Q filed on November 10, 2011.) (Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment and filed separately with the SEC.)

(j)(1)
Custodian Agreement (Incorporated by reference to Exhibit 2(j) filed with Pre-Effective Amendment No. 3 to the Company’s registration statement on Form N-2 (File No. 333-167730) filed on March 29, 2011.)

(j)(2)
Custodial Agreement among the Registrant, CCT Funding LLC, Deutsche Bank AG, New York Branch and Deutsche Bank Trust Company Americas (Incorporated by reference to Exhibit 10.15 to the Company’s Quarterly Report on Form 10-Q filed on November 10, 2011.) (Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment and filed separately with the SEC.)

(j)(3)
Custodian Agreement, dated as of November 15, 2012, by and among Corporate Capital Trust, Inc., Halifax Funding LLC, The Bank of Nova Scotia and The Bank of Nova Scotia Trust Company of New York. (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on November 21, 2012.)

(k)(1)
Amended and Restated Escrow Agreement by and among the Registrant, UMB Bank N.A., and CNL Securities Corp. (Incorporated by reference to Exhibit 10.10 to the Company’s Quarterly Report on Form 10-Q filed on August 12, 2011.)

(k)(2)
Administrative Services Agreement by and between the Registrant and CNL Fund Advisors Company (Incorporated by reference to Exhibit 2(k)(2) filed with Pre-Effective Amendment No. 3 to the Company’s registration statement on Form N-2 (File No. 333-167730) filed on March 29, 2011.)

(k)(3)
Form of Intellectual Property License Agreement by and between the Registrant and CNL Intellectual Properties, Inc. (Incorporated by reference to Exhibit 2(k)(3) filed with Pre-Effective Amendment No. 2 to the Company’s registration statement on Form N-2 (File No. 333-167730) filed on February 18, 2011.)

(k)(4)	Limited Liability Company Agreement of CCT Funding LLC (Incorporated by reference to Exhibit 10.13 to the Company’s Quarterly Report on Form 10-Q filed on November 10, 2011.)
(k)(5)
Credit Agreement between CCT Funding LLC and Deutsche Bank AG, New York Branch (Incorporated by reference to Exhibit 10.14 to the Company’s Quarterly Report on Form 10-Q filed on November 10, 2011.) (Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment and filed separately with the SEC.)

(k)(6)
First Amendment to Credit Agreement between CCT Funding LLC and Deutsche Bank AG, New York Branch (Incorporated by reference to Exhibit 10.17 to the Company’s Annual Report on Form 10-K filed on March 16, 2012.) (Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment and filed separately with the SEC.)

(k)(7)
Second Amendment to Credit Agreement between CCT Funding LLC and Deutsche Bank AG, New York Branch. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 24, 2012.) (Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment and filed separately with the SEC.)

(k)(8)
Third Amendment to Credit Agreement between CCT Funding LLC, the lenders referred to therein and Deutsche Bank AG, New York Branch. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 14, 2013.) (Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment and filed separately with the SEC.)

(k)(9)	Asset Contribution Agreement between the Registrant and CCT Funding LLC (Incorporated by reference to Exhibit 10.16 to the Company’s Quarterly Report on Form 10-Q filed on November 10, 2011.)
(k)(10)	Security Agreement between CCT Funding LLC and Deutsche Bank AG, New York Branch (Incorporated by reference to Exhibit 10.17 to the Company’s Quarterly Report on Form 10-Q filed on November 10, 2011.)
(k)(11)
Amended and Restated Expense Support and Conditional Reimbursement Agreement by and among the Registrant, CNL Fund Advisors Company and KKR Asset Management LLC (Incorporated by reference to Exhibit 10.18 to the Company’s Annual Report on Form 10-K filed on March 16, 2012.)

(k)(12)
Amendment to Amended and Restated Expense Support and Conditional Reimbursement Agreement by and among the Registrant, CNL Fund Advisors Company and KKR Asset Management LLC. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 7, 2013.)

(k)(13)
ISDA 2002 Master Agreement, together with the Schedule thereto and Credit Support Annex to such Schedule, each dated as of November 15, 2012, by and between Halifax Funding LLC and The Bank of Nova Scotia. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 21, 2012.)

(k)(14)
Confirmation Letter Agreement, dated as of November 15, 2012, by and between Halifax Funding LLC and The Bank of Nova Scotia. (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on November 21, 2012.)

(l)
Opinion of Arnold & Porter LLP (Incorporated by reference to Exhibit 2(l) filed with Pre-Effective Amendment No. 3 to the Company’s registration statement on Form N-2 (File No. 333-167730) filed on March 29, 2011.)

(n)(1)
Consent of Arnold & Porter LLP (Incorporated by reference to Exhibit 2(l) filed with Pre-Effective Amendment No. 3 to the Company’s registration statement on Form N-2 (File No. 333-167730) filed on March 29, 2011.)

(n)(2)
Consent of Deloitte & Touche LLP (Incorporated by reference to Exhibit n(2) filed with Post-Effective Amendment No. 2 to the Company’s registration statement on Form N-2 (File No. 333-167730) filed on March 25, 2013.)

(n)(3)	Consent of Deloitte & Touche LLP*
(r)(1)	Amended and Restated Code of Ethics of the Registrant (Incorporated by reference to Exhibit 14.1 to the Company’s Annual Report on Form 10-K filed on March 16, 2012.)
(r)(4)(i)
Power of Attorney of Certain Directors of the Registrant (Incorporated by reference to Exhibit 2(r)(4)(i) filed with Pre-Effective Amendment No. 2 to the Company’s registration statement on Form N-2 (File No. 333-167730) filed on February 18, 2011.)

(r)(4)(ii)
Power of Attorney of Mr. Frederick Arnold (Incorporated by reference to Exhibit 2(r)(4)(ii) filed with Pre-Effective Amendment No. 2 to the Company’s registration statement on Form N-2 (File No. 333-167730) filed on February 18, 2011.)

(r)(4)(iii)

Power of Attorney of Mr. Erik A. Falk (Incorporated by reference to Exhibit r(4) filed with Post-Effective Amendment No. 2 to the Company’s registration statement on Form N-2 (File No. 333-167730) filed on March 25, 2013.)

_________________
*           Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 3 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, and the State of Florida, on the 29th day of April, 2013.

By:	/s/ Andrew A. Hyltin
Name:	Andrew A. Hyltin
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 3 to this Registration Statement has been signed by the following persons in the capacities set forth below on April 29, 2013. This document may be executed by the signatories hereto on any number of counterparts, all of which constitute one and the same instrument.

Name	Title
/s/ Andrew A. Hyltin Andrew A. Hyltin	Chief Executive Officer (Principal Executive Officer)
/s/ Paul S. Saint-Pierre Paul S. Saint-Pierre	Chief Financial Officer (Principal Financial and Accounting Officer)
* Thomas K. Sittema	Director
* Eric A. Falk	Director
* Frederick Arnold	Independent Director
* James H. Kropp	Independent Director
* Kenneth C. Wright	Independent Director

*By: /s/ Paul S. Saint-Pierre Name: Paul S. Saint-Pierre
Attorney in Fact
(pursuant to powers of attorney filed as part of Post-Effective Amendment No. 2 to this Registration Statement on March 25, 2013 and filed as part of Pre-Effective Amendment No. 2 to this Registration Statement on February 18, 2011)